BETHESDA, MD; April 30, 1997 -- Host Marriott Corporation (NYSE: HMT) today reported first quarter 1997 Earnings Before Interest Expense, Taxes, Depreciation and Amortization and other non-cash items (EBITDA) of $154 million, a 105 percent increase over the prior year amount of $75 million. EBITDA from Host Marriott's full service hotels increased 122 percent to $149 million for the 1997 quarter versus $67 million in 1996.

The company reported that the increase in full service hotel EBITDA was driven primarily by comparable full service hotel EBITDA growth of 30 percent on a 19 percent increase in room revenue per available room (REVPAR), as well as incremental EBITDA of $46 million and $20 million from 1996 and 1997 acquisitions, respectively. The company also noted that first quarter 1997 full service hotel REVPAR and EBITDA comparisons were substantially impacted by the exclusion of the New Year's holiday from the 1997 results due to the timing of the company's fiscal year end. Excluding the impact of the timing of the New Year's holiday, comparable REVPAR increased by nearly 12 percent.

Mr. Terence C. Golden, President and Chief Executive Officer of Host Marriott, stated, "We continue to be extremely pleased with the ongoing strength of the upscale and luxury segments of the full service hotel industry and our ability to capitalize on the superior quality of our assets to maximize the benefit of this trend. Even after eliminating the favorable impacts of the timing of the 1997 New Year's holiday and milder winter weather in 1997, our 1997 first quarter results at comparable properties were exceptional. In addition, our properties acquired in 1996 have yielded a substantial portion of our EBITDA growth. The results from our comparable and acquired properties make us confident that we can meet expectations for a strong 1997."

Mr. Golden noted, "We have completed or announced nearly $900 million of acquisitions thus far in 1997, which puts us well on the way towards accomplishing our 1997 acquisition target of $1.3 billion. We are optimistic that the built-in growth from a full year's results from our 1997 acquisitions, together with the continued strengthening of the hotel market, will position us to continue our strong results into 1998."

Mr. Golden added, "We have adopted a comprehensive asset management program at Host Marriott with a strong staff and state-of-the-art computer systems. Our asset management group continues to focus on overseeing conversion, renovation and property addition activities. They also work closely with property managers to implement profit enhancement such as combining management organizations at two of our New York properties, closing unprofitable restaurant operations or repositioning a portion of our Miami Airport hotel. We expect these activities to continue to improve the profitability of both our existing and acquired properties."

Mr. Golden stated, "In the future, we expect to achieve a portion of our growth through diversification into complementary lines of lodging-related investments such as senior living communities. We have signed a letter of intent to acquire a portfolio of 29 senior living facilities from Marriott International, Inc. These assets are of very high quality and this acquisition will immediately position us as one of the largest owners of senior living communities. These assets will be managed by Marriott International, the leading operator in the upper tier of this industry. The portfolio is being acquired at an acquisition multiple of approximately 7.8 times based on estimated full year 1997 EBITDA of approximately $55.2 million and we anticipate the properties will produce yields similar to our experience with full service hotels."

Mr. Golden noted, "In 1996, we began to expand our investments into the luxury segment of the full service market and have acquired four Ritz-Carlton properties to date for nearly $390 million. These assets represent some of the highest quality lodging assets in the world and have exceeded our performance expectations thus far."

Mr. Robert E. Parsons, Jr., Executive Vice President and Chief Financial Officer of Host Marriott, stated, "A key strategic objective of our company is to focus on strengthening our balance sheet. We have made significant progress in this area with a debt to total asset ratio of 52 percent at quarter end. In addition, the company's interest coverage (defined as EBITDA divided by cash interest expense) for the quarter improved to 2.6 times from 1.6 times for the 1996 first quarter and 2.0 times for full year 1996."

Host Marriott's first quarter 1997 revenues increased 94 percent to $252 million from $130 million in the 1996 quarter. Operating profit improved to $91 million from $38 million in 1996, a 139 percent improvement. The company reported net income of $11 million ($.05 per share) compared to a net loss of $12 million in 1996. Net income for the 1997 quarter included a $5 million ($.02 per share) extraordinary gain from the extinguishment of debt.

Host Marriott Corporation is a lodging real estate company which currently owns, or holds controlling interests in, 85 upscale and luxury full service hotel properties primarily operated under the Marriott and Ritz-Carlton brand names. The company also serves as general partner and holds minority interests in various unconsolidated partnerships that own 250 lodging properties, 30 of which are full service hotels.

Certain matters discussed within this news release are forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and, as such, may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Host Marriott to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although Host Marriott believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. These risks are detailed from time to time in the company's filings with the Securities and Exchange Commission. Host Marriott undertakes no
obligation   to  publicly   release  the  result  of  any   revisions  to  these
forward-looking statements that may be made to reflect any future events or circumstances.

                              *** Table follows ***

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION
              Twelve weeks ended March 28, 1997 and March 22, 1996
                 (in millions, except per common share amounts)


                                                                                   1997           1996
                                                                               -------------    -----------
                                                                                         (unaudited)

Hotel Sales................................................................    $     620        $      370
                                                                               =========        ==========

Revenues
     Hotels................................................................    $     248        $      126
     Other.................................................................            4                 4
                                                                               ---------        ----------
         Total Revenues....................................................          252               130
                                                                               ---------        ----------

Operating Costs and Expenses
     Hotels................................................................          151                83
     Other.................................................................           10                 9
                                                                               ---------        ----------
         Total Operating Costs and Expenses................................          161                92
                                                                               ---------        ----------

Operating Profit...........................................................           91                38
Minority Interest..........................................................          (11)               (1)
Corporate Expenses.........................................................           (9)               (9)
Interest Expense...........................................................          (63)              (48)
Dividends on Convertible Preferred Securities of a Subsidiary Trust........           (9)               --
Interest Income............................................................           12                 6
                                                                               ---------        ----------

Income (Loss) Before Income Taxes and Extraordinary Item...................           11               (14)
Benefit (Provision) for Income Taxes.......................................           (5)                2
                                                                               ---------        ----------
Income (Loss) Before Extraordinary Item....................................    $       6        $      (12)
                                                                               =========        ==========

Net Income (Loss)..........................................................    $      11        $      (12)
                                                                               =========        ==========

Net Income (Loss) per Common Share.........................................    $     .05        $     (.07)
                                                                               =========        ==========

Weighted Average Common Shares Outstanding.................................        202.3             161.4
                                                                               =========        ==========

EBITDA
     Full Service Hotels...................................................    $     149        $       67
     Limited Service Hotels................................................            3                11
                                                                               ---------        ----------
         Total Hotels......................................................          152                78
     Other Operating.......................................................           (4)               (4)
     Corporate and Other, Net of Interest Income...........................            6                 1
                                                                               ---------        ----------

         EBITDA............................................................    $     154        $       75
                                                                               =========        ==========

Balance Sheet Data as of March 28, 1997:
     Cash and Cash Equivalents.............................................    $     530
     Total Assets..........................................................        5,301
     Total Debt............................................................        2,731
     Convertible Preferred Securities......................................          550
     Shareholders' Equity..................................................        1,141
